UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2006

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective as of March 30, 2006, BearingPoint, Inc. (the “Company”) entered into the Second Amendment to the Credit Agreement (the “Amendment”) by and among the Company, BearingPoint, LLC, the guarantors party thereto, the lenders party thereto, and UBS AG, Stamford Branch, as administrative agent. The Amendment amends the Credit Agreement (as amended, the “Credit Facility”), dated as of July 19, 2005 and as amended by the First Amendment dated as of December 21, 2005, among the Company, BearingPoint, LLC, the guarantors party thereto, the lenders party thereto, General Electric Capital Corporation, as syndication agent and collateral agent, Wells Fargo Foothill, LLC, as documentation agent, UBS Securities, LLC, as lead arranger, UBS AG Stamford Branch, as issuing bank and administrative agent, and UBS Loan Finance LLC, as swingline lender. The Credit Facility is described in the Company’s Form 8-K filed on July 20, 2005, and Amendment No. 1 to the Credit Facility is described in the Company’s Form 8-K filed on December 23, 2005.

Among other things, the Amendment amends certain provisions and covenants contained in the Credit Facility as follows:

•	Terminates the requirement that the Company cash collateralize 105% of its borrowings, resulting in the release of approximately $89.8 million held as cash collateral;

•	Extends the deadline for filing:

(a)	the 2005 Form 10-K to July 31, 2006 (if, however, the Company does not provide drafts of its consolidated balance sheet, profit and loss statements and cash flow statement as at and for the fiscal year ended December 31, 2005 by May 31, 2006, the Company will be required to post cash collateral in the amount of $25 million, with such cash collateral to be released when the Company files its 2005 Form 10-K);
(b)	the Forms 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 to the earlier of one month after the date the Company files the 2005 Form 10-K and August 31, 2006; and
(c)	the Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006 to the earlier of 45 days after the date the Company files the 2005 Form 10-K and September 15, 2006;

•	Accelerates the delivery date of the borrowing base certificate from 45 days to 30 days from the end of each month, beginning with the March 2006 borrowing base certificate (advances under the Credit Facility are limited by the available borrowing base, which is based upon a percentage of eligible accounts receivable);

•	Broadens the definition of eligible accounts to include certain accounts receivable for government contracts without the need for obtaining consents (based on the Amendment, the January 2006 borrowing base was $101.5 million, with approximately $80.5 million in currently issued letters of credit under the Credit Facility);

•	Extends the requirement to provide monthly reports regarding the Company’s utilization and bookings from February 2006 to June 2006 and requires that such reports for April, May and June 2006 include divisional profit and loss statements and operating data;

•	Delays the effective dates of the accelerated delivery of certain monthly reports to the lenders, such as the month end income statements and cash flow statements, such that the Company will need to provide these reports to the lenders for the applicable months as follows:

(a)	For July, August and September 2006—within 45 days after month end; and
(b)	For October 2006 and thereafter – within 30 days after month end;

•	Amends the amount of civil litigation payments that the Company is permitted to pay as follows: up to $60 million, from $55 million, during the twelve month period following the closing date of the Credit Facility, and up to $15 million during any twelve consecutive months thereafter, in each case, net of any insurance proceeds; and

•	Increases the aggregate amount of investments and indebtedness the Company may make and incur, respectively, to foreign subsidiaries as follows:

(a)	up to $25 million annually, without restriction; plus
(b)	so long as the aggregate U.S. cash balance of the Company and certain of its domestic subsidiaries is at least $100 million at the time of investment or incurrence of indebtedness, up to an additional amount equal to the cash repatriated to the United States from its foreign subsidiaries during the period commencing January 1, 2006 and ending March 31, 2006; plus
(c)	up to any additional amounts repatriated from foreign subsidiaries after March 31, 2006 and thereafter, so long as such amounts are segregated in a separate bank account.

The descriptions of the Credit Facility and the amendments do not purport to be complete and are qualified in their entirety by reference to the 2005 Credit Facility and the amendments filed as exhibits to the Annual Report on Form 10-K for the year ended December 31, 2005 and to this Form 8-K, as applicable.

Item 3.01	Notice of Failure to Satisfy a Continued Listing Rule or Standard

On March 31, 2006, the Company notified the New York Stock Exchange, Inc. (the “NYSE”) that the Company failed to file its 2005 Form 10-K in a timely manner, and, as a result, the Company is subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual. Section 802.01E, among other things, provides that the NYSE will monitor the Company and the filing status of the 2005 Form 10-K. If the Company has not filed its 2005 Form 10-K within six months of the filing due date of the 2005 Form 10-K, the NYSE will determine whether the Company should be given up to an additional six months to file its 2005 Form 10-K. The NYSE may instead commence suspension and delisting procedures. The Company expects to receive a letter from the NYSE regarding these procedures.

Item 9.01	Exhibits

(d	)	Exhibit 99.1	Press Release, dated March 31, 2006

		Exhibit 99.2	Second Amendment to Credit Agreement, dated as of March 30, 2006, among the Company, BearingPoint, LLC, the guarantors thereto, the lenders thereto, and UBS AG, Stamford Branch, as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2006	BearingPoint, Inc.

	By:	/s/ Judy Ethell
	Name: Title:	Judy Ethell Executive Vice President and Chief Accounting Officer